Exhibit 10.27

MPS GROUP, INC.

AMENDED AND RESTATED

MANAGEMENT SAVINGS PLAN

(Effective as of January 1, 2009)

ARTICLE I

INTRODUCTION AND ESTABLISHMENT

MPS Group, Inc. (“Company”) hereby establishes the MPS Group, Inc. Amended and Restated Management Savings Plan (“Plan”) for the benefit of Eligible Executives of the Company and its Subsidiaries. The Plan provides for the Company to make contribution credits to an Account for each Eligible Executive, which account is credited with earnings in accordance with the Plan.

The effective date of the Plan is January 1, 2009 (“Effective Date”). This Plan is intended to supersede the MPS Group, Inc. Management Savings Plan as originally effective January 1, 2004 in order to bring the Plan into compliance with the Code § 409A deferred compensation rules.

ARTICLE II

DEFINITIONS

When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

“Account” means the records maintained by the Plan Administrator (or its designee) to determine each Participant’s interest under this Plan. The plan Administrator may establish such subaccounts as it deems necessary for the proper administration of the Plan, which subaccounts shall include the Periodic Contribution Subaccount and the Change in Control Subaccount to the extent necessary or appropriate under Article IV. To the extent the Plan Administrator determines necessary or appropriate for administrative convenience, the Plan Administrator may provide for the Accounts to be established and maintained as part of the accounts maintained under the EDC Plan.

“Beneficiary” means the person(s), trust(s), partnership(s), foundation(s) or other legal entity(ies), including his estate, last designated by the Participant in a proper writing received by the Plan Administrator to receive the vested amount in his Account in the event of such Participant’s death; or if no designation shall be in effect at the time of a Participant’s death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the Participant’s estate or his personal representative.

“Board” means the Board of Directors of the Company.

“Change in Control” means an event has occurred which is both a “change in ownership or effective control of the Company” or a “change in the ownership of a substantial portion of the assets of the Company,” each as defined under Code § 409A, and one of the following events:

(a) The acquisition by any “person,” as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, of legal or beneficial ownership of 35% percent or more of either (i) the then outstanding shares of common stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(b) Individuals who, on the Effective Date, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual, becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Board as of the date hereof;

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case unless the shareholders of the Company immediately before such reorganization, merger or consolidation own, directly or indirectly, immediately following such reorganization, merger or consolidation at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the voting securities immediately before such reorganization, merger or consolidation; or

(d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company, or (ii) the sale or other disposition of more than 50% of the assets of the Company within a twelve month period.

“Change in Control Credit” shall have the meaning ascribed to that term in Section 4.1(b).

“Change in Control Subaccount” shall have the meaning ascribed to that term in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means MPS Group, Inc., a Florida corporation, or its successor or successors.

“Compensation” means the annual cash compensation (salary plus annual bonus) paid by the Employer to the Participant on account of services for the Plan Year. The Participant’s Compensation shall include amounts deferred by the Participant to any deferred compensation plan of the Employer (whether or not qualified), and any salary reduction amounts contributed to a welfare plan. The term “Compensation” shall not include long-term incentive payments, signing bonuses, income from stock options, restricted stock, or other stock-related awards, car allowances and non-cash remuneration, such as health benefits, life insurance and other fringe benefits.

“Compensation Committee” shall mean the duly authorized compensation committee of the Board of Directors of the Company.

“Disability” shall mean (a) a Participant’s receipt of income replacement benefits for a period of not less than 3 months under the Company’s long-term disability plan by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) if a Participant is not covered by the Company’s long-term disability plan, a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical ormental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Plan Administrator (or its designee).

“EDC Plan” means the MPS Group, Inc. Executive Deferred Compensation Plan, as amended from time to time

“Effective Date” means the effective date of this Plan, January 1, 2004.

“Election Form” means the form prescribed by the Plan Administrator on which a Participant may specify his Beneficiary(ies) and the manner of payment of his benefits, subject to the approval of the Plan Administrator.

“Eligible Executive” means a key employee designated as eligible pursuant to Section 3.1. Any dispute regarding any individual’s classification shall be determined by the Plan Administrator in its sole discretion.

“Employer” means the Company and any Subsidiary or related employer designated by the Company to participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Notice of Participation” shall have the meaning ascribed to that term in Section 3.1.

“Participant” means an Eligible Executive who has received a Periodic Contribution Credit or has been designated as entitled to receive a Change in Control Credit and whose interest in the Plan has not been wholly distributed.

“Periodic Contribution Credit” means a contribution credit made by the Company pursuant to Section 4.1 (a).

“Periodic Contribution Subaccount” shall have the meaning ascribed to that term in Section 4.1 (a).

“Plan” means the MPS Group, Inc. Amended and Restated Management Savings Plan, as set forth herein and as it may be amended from time to time.

“Plan Administrator” means the Compensation Committee of the Board or, if applicable, another committee appointed pursuant to Article V to administer the Plan.

“Plan Year” means January 1 through the next following December 31.

“Protected Termination of Employment” means the involuntary termination other than a Termination for Cause of the employment of a Participant (designated as entitled to receive a Change in Control Credit) from the Employer:

(a) within the six (6) month period prior to the consummation of any transaction that results in a Change in Control; or

(b) that the Participant can reasonably show (i) was at the direction or request of a third party that had taken steps reasonably calculated to effect a Change in Control provided that such Change in Control is actually consummated within twelve (12) months following such termination, or (ii) occurred in anticipation of a Change in Control provided that such Change in Control is actually consummated within twelve (12) months following such termination.

“Replacement Income Amount” means the amount calculated in accordance with Section 4.1(b).

“Retirement” means a “retirement” as defined under the EDC Plan, except that a Termination for Cause shall not be treated as a Retirement.

“Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. The term “Subsidiary” shall also include a partnership or limited liability company in which the Company or a Subsidiary owns 50% or more of the profits interest or capital interest.

“Termination for Cause” means the involuntary termination of the employment of a Participant from the Employer for any of the following reasons:

(a) as a result of an act or acts by the Participant which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b) as a result of one or more willful acts by Participant which in the good faith judgment of the Board constitute one or more willful violations of law or of policies of the Employer and which result in demonstrably material injury to the Employer;

(c) as a result of an act or acts of proven dishonesty by the Participant resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Participant at the expense of the Employer or shareholders of the Company; or

(d) upon the willful and continued failure by the Participant to perform his duties with the Employer (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability), after the expiration of the cure period (such cure period to be determined in the good faith judgment of the Plan Administrator) stated in a written demand for substantial performance delivered by the Plan Administrator to the Participant, which demand specifically identifies the manner in which the Plan Administrator believes that the Participant has not substantially performed his duties and the applicable cure period to remedy such failure; provided, however, if in the Plan Administrator’s good faith judgment the failure is not curable, then no such cure period shall be required.

For purposes of this Plan, no act or failure to act by the Participant shall be deemed to be “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Employer. The determination of whether a termination of employment is a “Termination for Cause” shall be made by the Plan Administrator. Notwithstanding the foregoing, if the

Participant has entered into an employment agreement with the Employer that is binding as of the date of employment termination, and if such employment agreement defines “Cause” or “Good Reason” then the definition of “Cause” or “Good Reason” in such agreement, in lieu of the definition of “Cause” provided above, shall apply to the Participant for purposes of the Plan.

“Valuation Date” means December 31st of each year or the date of an earlier occurring Change in Control and any other date(s) selected by the Plan Administrator (or its designee) as of which the Accounts of Participants are valued while the Plan is in effect.

“Year of Service” means, subject to such break in service rules as the Plan Administrator may establish, each Plan Year in which the Eligible Executive is credited with 1,000 or more “Hours of Service” with the Employer. Hours of Service shall be determined hereunder in accordance with the Company’s general rules for determining such hours under its tax-qualified plans. Service for credit with predecessor companies shall be granted in the discretion of the Committee as reflected on the Notice of Participation given to an Eligible Executive.

ARTICLE III

PARTICIPATION

3.1 Eligibility to Participate. Prior to the beginning of each Plan Year, the Compensation Committee (or its designee) shall specify the Eligible Executives who will receive Periodic Contribution Credits for that Plan Year. For the initial Plan Year, the Compensation Committee (or its designee) shall specify Eligible Executives within three (3) months after the adoption of the Plan. Such eligibility designation may be made by establishing a minimum compensation level for participation or by the use of such other criteria as the Compensation Committee (or its designee) deems appropriate from time to time (including designating individuals by name). Each Eligible Executive will be notified of his or her eligibility by delivery of a Notice of Participation substantially in the form of Appendix B hereto. Designation as an Eligible Executive for one Plan Year does not guarantee that you will be designated as an Eligible Executive for any future Plan Year.

3.2 Beneficiary Election. The Eligible Executive shall designate one or more Beneficiary(ies) to receive payment of amounts in his Account in the event of death in accordance with the procedures set forth in the EDC Plan.

ARTICLE IV

PARTICIPANTS’ ACCOUNTS; EMPLOYER CONTRIBUTION CREDITS

4.1 Accounting for Participants’ Interests.

(a) Periodic Contribution Subaccount. The Plan Administrator (or its designee) shall establish a “Periodic Contribution Subaccount” for each Participant under the Plan. Thereafter, unless the Compensation Committee otherwise determines, as of the end of each Plan Year (or as of such other date as the Compensation Committee may determine), there shall be credited to the Periodic Contribution Subaccount of each Eligible Executive who is employed on the last day of the Plan Year and who has a Year of Service for such Plan Year an amount equal to a percentage of the Eligible Executive’s Compensation for such Plan Year. The annual Periodic Contribution Credit received by each Eligible Executive initially shall be five percent (5%) of Compensation;

provided, that each year the Compensation Committee may, in its sole discretion, change such percentage for the year for an Eligible Executive, but in no event shall the Periodic Contribution Credit, be less than five percent (5%) of Compensation.

(b) Change in Control Subaccount. The Compensation Committee of the Board may at any time designate any Participant as entitled to receive a credit upon a Change in Control (a “Change in Control Credit”). Once a Participant is so designated, such designation may not be rescinded for the remainder of the period such Participant is employed by the Employer. With respect to any Participant who has been designated as entitled to receive a Change in Control Credit, the Plan Administrator (or its designee) shall establish a “Change in Control Subaccount” for such Participant under the Plan. There, shall be credited to such Participant’s Change in Control Subaccount as of the date of a Change in Control (if such Participant is employed by the Employer on the date of the Change in Control or experienced a Protected Termination of Employment) a Change in Control Credit in an amount equal to the Replacement Income Amount, minus the value of the Participant’s Periodic Contribution Subaccount on the date of the Change in Control. The Replacement Income Amount is calculated pursuant to this Section 4.1(b), as follows:

(i) First, calculate the annual amount of replacement income determined by multiplying 50% by the annual average of the Compensation earned by the Participant during the three (3) full calendar years of employment immediately preceding the calendar year in which the Change in Control occurs. If a Participant was not employed for all twelve (12) months of a calendar year, the Compensation earned for that calendar year shall be adjusted to reflect the amount that would have been earned had the Participant been employed for twelve (12) months.

(ii) Second, determine the lump sum present value, as of the date of the Change in Control, of a single life annuity that will provide the annual amount of replacement income calculated in Section 4.1(b)(i) beginning when the Participant would attain age 56 and continuing for his or her life, or if the Participant has already attained the age of 56, then from his or her age on the date of the Change in Control and continuing for his or her life. This calculated lump sum amount is the Replacement Income Amount.

(iii) For purposes of determining the Replacement Income Amount, the following actuarial assumptions shall be used:

(A)	1994 Group Annuity Reserve table using blended 50% male and female rates; and

(B)	The “applicable interest rate” specified in Code Section 417(e)(3) or subsequent legislation.

(c) Investment Performance. The Plan Administrator shall permit each Participant to direct the manner in which the balance in his Account will be deemed invested by selecting among the hypothetical investment benchmarks specified by the Plan Administrator from time to time in accordance with such rules, regulations and procedures as the Plan Administrator may establish from time to time. A list of the hypothetical investment benchmarks in place as of a given time (which may be the same benchmarks as the Company provides to participants in the EDC Plan) shall be available to Participants by contacting the Human Resources department of the Company. Each Account will be credited each Valuation Date with the earnings and losses of the hypothetical investment benchmark designated by the Participant since the preceding Valuation Date in such manner as may be determined by the Plan Administrator (or its designee).

4.2 Vesting of a Participant’s Account. A Participant’s Change in Control Subaccount shall always be 100% vested and nonforfeitable; provided such Participant is employed by the Employer on the date of the Change in Control or experienced a Protected Termination of Employment. A Participant’s interest in the amount credited to his Periodic Contribution Subaccount shall become 100% vested and nonforfeitable upon the earliest of his death, Disability, Retirement or a Change in Control. The Participant’s interest in the amount credited to his Periodic Contribution Subaccount shall also become vested upon the completion of five (5) or more Years of Service provided, however, if the Participant incurs a Termination for Cause (whether before or after the completion of such five (5) Years of Service), or if the Participant’s employment is otherwise terminated prior to vesting as provided in this or the preceding sentence, his entire Periodic Contribution Subaccount shall be forfeited.

4.3 Distribution of a Participant’s Periodic Contribution Subaccount Other Than for Death. Subject to modification upon a Change in Control, as specified in Section 7.3, a Participant’s vested Periodic Contribution Subaccount shall be distributed in cash in accordance with the distribution rules in effect under Article VII of the EDC Plan and the election made by the Participant with respect to his or her deferrals under the EDC Plan. If a Participant is not also a participant in the EDC Plan, such Participant shall elect the period after which payment of a Participant’s vested Periodic Contribution Subaccount is to be made or begin to be made and the payment form (and make any changes to the form and timing of the payment election) in accordance with the same rules as applicable under the EDC Plan, and for purposes of distributing the Participant’s Periodic Contribution Subaccount, such Participant shall be treated as a participant in the EDC Plan.

4.4 Distribution Upon Death. In the event of the Participant’s death, the Participant’s Beneficiary shall be paid the greater of (i) the Participant’s Account as of the date of death, or (ii) the amount specified in Appendix A of this Plan. All such amounts shall be paid to the Participant’s Beneficiary in accordance with the provisions for the payment of Death Benefits in Article VII of the EDC Plan.

4.5 Unforeseeable Emergency. In the event of an Unforeseeable Emergency, as defined under the EDC Plan, a Participant may file a written request with the Plan Administrator (or its designee) for distribution of all or a portion of the vested amount credited to his Account in accordance with the rules and procedures established under the EDC Plan. The Plan Administrator (or its designee) shall have the sole discretion to determine whether to grant a Participant’s request and the amount to distribute to the Participant.

4.6 Gross-up. To the extent designated by the Compensation Committee and reflected on a Notice of Participation, if any amounts credited under this Plan result in the imposition, under Code § 4999, of an excise tax on a Participant, the Company will pay the

Participant an additional amount to make the Participant “whole” for certain excise or penalty taxes the Participant must pay as a result of the imposition of the excise tax. The amount of gross-up specified on the Notice of Participation will specify for which taxes the Participant is being grossed-up. In addition, to the extent that a Participant has an employment agreement with the Company specifying that the Participant will receive a gross-up payment to offset excise taxes on the Participant under Code § 4999 for payments received from the Employer, then such Participant shall be entitled to application of such employment agreement provisions to amounts credited under this Plan (but such Participant shall be entitled to only a single instance of gross-up benefits from any source for amounts credited under the Plan, it not being the intention to duplicate gross-up benefits for amounts credited hereunder to any one Participant). Payment of any gross-up payment shall be made no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes.

4.7 Delay in Payment to Specified Employees. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” as defined in the EDC Plan and the payment event is a “separation from service” as defined in the EDC Plan, then payment will be subject to the six-month delay as set forth in the EDC Plan.

ARTICLE V

PLAN ADMINISTRATOR

5.1 Committee. The Plan Administrator shall be the Compensation Committee or such committee as may be designated by the Compensation Committee to administer and manage the Plan. Members of any committee shall not be required to be employees of the Company or Participants. Action of the Plan Administrator may be taken with or without a meeting of committee members. If a member of the committee is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account. Upon the occurrence of a Change in Control, the individual or individuals serving in the capacity of Plan Administrator on the date of the Change in Control may not be changed by the Compensation Committee or Board without the approval of a majority of the Participants or until such time as all benefits due to Participants have been paid to the applicable Participant or Beneficiary or a trust formed pursuant to Section 8.2 has been fully funded.

5.2 Right and Duties. The Plan Administrator shall have the discretionary authority to administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) to construe, interpret and administer this Plan;

(b) to make allocations and determinations required by this Plan, and to maintain records relating to Participants’ Accounts;

(c) to compute and certify to the Company the amount and kinds of benefits payable to Participants or their beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) to authorize all disbursements by the Company pursuant to this Plan;

(e) to maintain (or cause to be maintained) all the necessary records of the administration of this Plan;

(f) to make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) to delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(h) to hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

5.3 Compensation; Indemnity and Liability. The Plan Administrator shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Company. If the Plan Administrator is a committee, no member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

5.4 Taxes. Subject to Section 4.6, if the whole or any part of any Participant’s Account shall become liable for the payment of any estate, inheritance, income or other tax that the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Company shall provide notice of any such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

ARTICLE VI

CLAIM REVIEW PROCEDURE

Claims for benefits hereunder shall be reviewed in accordance with the procedures set forth in the EDC Plan.

ARTICLE VII

AMENDMENT AND TERMINATION; CHANGE IN CONTROL

7.1 Amendments. The Company (or its designee) shall have the right in its sole discretion to amend this Plan in any manner at any time; provided, however, that no such amendment shall (without a Participant’s consent):

(a) reduce the Participant’s vested interest in his Account at that time;

(b) modify the definition of Change in Control or modify Section 4.1(b) in a manner that would result in a decrease in a Participant’s anticipated benefit or modify Section 7.3 in a manner adverse to applicable Participants, unless such amendment is necessary in order that compensation deferred under this Plan (and applicable investment earnings) shall not be includable in income under Code § 409A;

(c) reduce the number of distribution alternatives; or

(d) accelerate payouts from the Plan.

Any amendment shall be in writing and executed by a duly authorized officer of the Company. All Participants shall be bound by such amendment.

7.2 Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. Subject to Section 7.3, the Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). If the Plan is terminated, the Plan Administrator shall be notified of such action in a writing executed by a duly authorized officer of the Company, and the Plan shall be terminated at the time therein set forth. Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated, amounts theretofore credited to Participant’s Periodic Contribution Subaccount, including interest and earnings from the last Valuation Date to the termination date, shall be paid in a lump sum immediately, to the extent such payment is consistent with compensation deferred under the Plan not being included in income under Code § 409A. To the extent that a lump sum payment would cause compensation deferred under the Plan to be included in income under Code § 409A, a lump sum payment shall not be made and instead payment shall occur pursuant to the original schedule as set forth under this Plan and the EDC Plan.

7.3 Change In Control Provisions. Notwithstanding anything contained in this Plan to the contrary, the Participant’s Account shall become fully vested on the date of a Change in Control and the Company (or, if a trust has been established in accordance with Section 8.2 hereof, the trust) shall, within thirty (30) days of the Change in Control, pay to the Participant a lump sum cash payment of the full amount credited to his Periodic Contribution Subaccount and Change in Control Subaccount, with earnings determined under Sections 4.1 (a), (b) and (c) credited thereto to the date of payment. The Plan may not be terminated in anticipation of a Change in Control or within six (6) months prior to the beginning of any transaction that results in a Change in Control.

ARTICLE VIII

MISCELLANEOUS

8.1 Limitation on Participant’s Rights. Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or the employ of any Employer, or any right or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except to pay any benefits provided for herein.

8.2 Benefits Unfunded.

(a) The benefits provided by this Plan shall be unfunded. Except as provided in Section 8.2(b), all amounts payable under this Plan to Participants shall be paid from the general assets of the Company, and nothing contained in this Plan shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of the Company, and Participants shall have the status of general unsecured creditors of the Company under the Plan with respect to any obligation of the Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits pursuant to the Plan shall be subject to the claims of general creditors of the Company, and may be used for any purpose by the Company.

(b) The Company may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan, as long as the amount contributed would not be treated as property transferred in connection with the performance of services for purposes of Code § 83, as provided in Code § 409A(b) and as long as no trust assets at any time are “located outside the United States” or “transferred outside of the United States,” in each case within the meaning of Code § 409A(b). However, to the extent provided in the trust, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Plan Administrator shall direct the trustee to pay such benefits to the Participant from the assets of the trust.

(c) At the time a Change in Control occurs, if the Company has established a trust in accordance with Section 8.2(b) hereof, the Company shall transfer cash and/or other assets to said trust in an amount equal to the total amount of all the benefits payable hereunder to the Participants or Beneficiaries as set forth in Section 7.3.

8.3 Other Plans. This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

8.4 Cooperation and Receipt or Release. If the Company chooses to use insurance on the life of the Participant as a means of assisting the Company in meeting its obligation under the Plan, the Participant must cooperate with the Company or forfeit any right to benefits. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company and any Employer, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.5 Governing Law. This Plan shall be construed, administered and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Florida without regard to conflicts of law principles. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.6 Gender, Tense and Heading. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

8.7 Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not (except as provided in Section 5.4) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to, or purchaser of, substantially all of the business or assets of the Company to expressly agree to assume and perform this Plan in the same manner that the Company would be required to perform it.

8.8 Combination With Other Plan. The Plan may be combined or merged with other plans of the Company to the extent such merger or combination does not result in terms contrary to the terms of the Plan, and the Plan Administrator shall establish the terms and conditions relating to any such merger.

8.9 Compliance with Code §409A.

(a) The Company intends that this Plan meet the requirements of Code § 409A (and any successor provisions of the Code) and the regulations and other guidance issued thereunder (the “Requirements”) and be operated in accordance with such Requirements so that compensation deferred under this Plan (and applicable investment earnings) shall not be included in income under § 409A of the Code. Any ambiguities in this Plan shall be construed to affect the intent as described in this Section 8.9.

(b) To the extent permitted under the Requirements, a Participant may terminate participation in this Plan or cancel an outstanding deferral election under any applicable transition rules which are part of the Requirements.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned hereby executes this MPS Group, Inc. Amended and Restated Management Savings Plan as of the 30th day of December, 2008, to be effective as of the Effective Date.

MPS GROUP, INC.

By:	/s/ Timothy Payne
Name:	Timothy Payne
Title:	President and CEO

APPENDIX A

AMOUNT OF DEATH BENEFIT UNDER SECTION 4.4(ii)

APPENDIX B

FORM OF NOTICE OF PARTICIPATION

NOTICE OF PARTICIPATION

MPS GROUP, INC. MANAGEMENT SAVINGS PLAN

(200X)

Name:	[Name]

Position:	[Title]

This document serves as notification of the terms of your participation in the MPS Group, Inc. Management Savings Plan.

Eligible Executive: [Name] is an Eligible Executive for Periodic Contribution Credits for the 200X Plan Year.

Change in Control: [Name] is designated as entitled to receive a credit upon a Change in Control.

Gross-up: [Name] is entitled to a gross-up payment in the amount of all taxes, excise taxes, imposed on Participant due to amounts paid or credited under the Plan.